WIRELESS TELECOM GROUP INC.

                                          25 EASTMANS ROAD  PARSIPPANY, NJ 07054
                                       TEL. (201) 261-8797    FAX (201) 261-8339

                   WTT ANNOUNCES ACCELERATION OF STOCK OPTIONS

                                                                    NEWS RELEASE
                                                                    ------------

Contact: Paul Genova
         (973) 386-9696

FOR IMMEDIATE RELEASE
---------------------

THURSDAY, DECEMBER 29, 2005

            Parsippany, New Jersey - Wireless Telecom Group, Inc. (AMEX Symbol:
WTT) (the "Company") announced today that its Board of Directors has approved accelerating the vesting of all unvested stock options granted by the Company.
The Board believes that it is in the best interest of shareholders as it will reduce the Company's reported compensation expense in future periods.

As a result of the vesting acceleration, options to purchase 249,000 shares of the Company's common stock became exercisable immediately including 96,000 held by executive officers, 34,000 held by non-employee directors and 119,000 held by other employees. Based upon closing stock price on the American Stock Exchange on December 28, 2005 of $2.60, 31% of the accelerated options do not have economic value at this time.

As a result of the accelerated vesting of stock options, the Company is not expected to be required to recognize anticipated stock option expense of approximately U.S. $125,000 in 2006 and U.S. $125,000 in 2007. The Company will report the impact of the acceleration as a fourth quarter event and in its 2005 financial statements by way of pro forma footnote disclosure, as permitted under the transition guidance provided by the Financial Accounting Standards Board.

         Wireless Telecom Group, Inc.is a global provider of electronic noise generation equipment in the telecommunications field.

         Boonton Electronics, a wholly owned subsidiary, is a leader in the manufacture of test equipment dedicated to measuring the power of RF and
Microwave systems used in multiple telecommunication markets.

             Microlab/FXR, a wholly owned subsidiary, is a global provider of passive microwave components including power splitters, directional couplers and filters. These products are employed as system components in commercial applications such as wireless base stations for cellular, paging and private communications, in-building wireless signal distribution, television transmitters and aircraft navigation landing systems. Microlab/FXR products are also used in military systems such as electronic countermeasures and missile guidance.

         Willtek is a leading provider of solutions that enable manufacturers and operators of wireless communications devices to test mobile phones, air interface, and base stations of cellular networks. Willtek serves a base of more than 5000 customers worldwide with state-of-the-art products including testing equipment for GSM, GPRS, CDMA and WCDMA phones and wireless devices, as well as handheld spectrum analyzers.

         WTT's website address is http://www.wtt.bz

         Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the
Securities Exchange Act of 1934, as amended. Such

statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company's reports and registration statements filed with the Securities and
Exchange Commission, including its Annual Report on Form 10-K, as amended by
Form 10-K/A, for the year ended December 31, 2004 and Forms 10-Q for 2005.